 Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
 (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS FIRST QUARTER 2008 RESULTS
Increased Earnings and Strong Growth in Loans and Core Deposits

(Bridgehampton, NY – April 16, 2008) Bridge Bancorp, Inc. (NASDAQ®/OTCBB: BDGE), the parent company of the Bridgehampton National Bank, today announced increases in net income and earnings per share for the first quarter of 2008; highlights for the quarter include:

  Net income of $2.0 million or $.32 per share, a 10.3% increase over 2007 first quarter results.
  Returns on average equity and assets of 15.0% and 1.25%, respectively.
  Net interest income increased to $6.6 million compared to $5.8 million in 2007, with a net interest margin of 4.67%.
  Total loans of $384.8 million, a $51.2 million or 15.3% increase over March 2007.
  Deposits of $573.8 million, an increase of 6.3% over the March 2007 levels.
  Demand deposits of $205.2 million, a 15.2% increase representing 35.8% of total deposits.
  Continued strong credit quality with increasing reserve levels.
  The declaration of $.23 in dividends.
  The April 15, 2008 filing of an application to be listed on the NASDAQ stock market.
“We recorded a solid increase in earnings and growth in both loans and deposits and are satisfied with these results, especially in light of the seasonal nature of the local economy,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc. “These achievements reflect the impact of our expanded branch network and a continued focus on sales and service. The ongoing emphasis on personal service and community involvement has allowed our team of local bankers to capitalize on opportunities within our footprint,” he added. Mr. O’Connor succeeded Thomas J. Tobin on January 1, 2008. Mr. Tobin remains active as President Emeritus and Special Advisor to the Board of Directors and management.

Net Earnings and Returns
Net income for the quarter ended March 31, 2008 was $2.0 million or $.32 per share compared to $1.7 million and $.29 per share in the same period last year. This 10.3% increase in earnings per share reflects growth both in the net interest income and non interest income categories which was partially offset by increases in the provision for loan losses and costs associated with new branches and other initiatives.

Net interest income growth in 2008 resulted from higher average earning assets and an expanded net interest margin of 4.67%, as compared to 4.46% for the first quarter of 2007.  This positive trend in earning assets included both net loan and securities growth, funded by increased demand and other core deposits. The provision for loan losses of $200,000 recorded this quarter is attributable to the continued growth of our net loan portfolio and changes in economic conditions.  Non interest income for 2008 was positively impacted by increases in banking fees and did not include any net securities losses as were recorded in 2007. Non interest expenses reflect the costs associated with our growth initiatives and other items related to branch expansion. The efficiency ratio, a measure of expense to revenue, improved to 60.0%, from 61.8% in 2007.

“The improving net interest margin on our expanding level of earning assets, demonstrates the continued strength and momentum of our core banking business,” stated Mr. O’Connor.

Balance Sheet and Asset Quality
Total assets grew to $654.6 million at March 31, 2008, an increase of $64.5 million or 10.9% compared to $590.1 million at March 31, 2007. This increase included approximately $51.2 million of net loan growth, combined with a $27.1 million increase in the securities holdings partially offset by a decrease of $15.0 million in cash and cash equivalents.  Loan originations included real estate related loans and new commercial relationships and were broad based across our geographic footprint.

Our asset quality remains strong due to our conservative underwriting standards. While non performing assets (“NPA’s”) grew at quarter end to $1.0 million from the March 2007 level of $0.4 million, the allowance for loan losses over the same time period increased $0.5 million to $3.2 million at March 31, 2008.  The allowance represents 0.80% of total loans and 327% of NPA’s. Both measures, despite the increase in loans and the slowing economic environment, reflect continued strong levels of coverage.

Deposits continue to increase as the impact of three new branch openings in 2007 begin to materially add to growth opportunities. Total deposits ended the quarter at $573.8 million or $34.0 million higher than March 2007 levels. Demand deposits also grew, totaling $205.2 million at quarter end, representing approximately 36% of total deposits. Core retail and commercial deposits, a key goal of our expansion plans increased $39.1 million to $442.5 million or 9.7% over the prior year level.

“Our initiatives expanding our branch network and enhancing our local presence contributed to deposit growth and provided opportunities to foster new lending relationships.  We are committed to the community banking model and look forward to additional opportunities to demonstrate our ability to provide complete banking solutions for our customers,” remarked Mr. O’Connor.

“The related capital ratios for the Bank and holding company remain substantially above regulatory minimums. The losses within the financial services industry have been catastrophic with prominent institutions reducing or eliminating dividends and raising additional capital, which dilutes existing shareholder value. Our conservative strategy of measured growth and solid asset quality provides management and the Board with the ability to confidently pay our uninterrupted dividend,” commented Mr. O’Connor.

Challenges and Opportunities
“A multitude of government initiatives along with six rate cuts by the Federal Reserve totaling 3.00% have been designed to improve liquidity for the distressed financial markets. The ultimate objective has been to help the beleaguered consumer, and reduce the potential surge of residential mortgage loan foreclosures.  Despite these actions, many of our competitors, due to liquidity concerns, have not yet adjusted their deposit pricing. This contrasts with the impact on assets where yields on loans and securities continue to decline. The squeeze between declining asset yields and more slowly declining liability pricing could impact margins,” noted Mr. O’Connor.

“Bridgehampton National remains focused on its mission. We have and will continue to avoid the practices creating economic turmoil. We have not originated any sub prime loans, nor do we invest in securities containing these types of loans.  We remain cautious, monitoring the direction of the economy and its impact on our customers, their businesses and resulting credit quality.  The actions we have taken this quarter with our reserves and other business initiatives reflect that caution.  We do, however, see opportunities to capitalize on the uncertain outlook for our competitors and will use our relative strength and stability to grow our business and enhance shareholder value,” concluded Mr. O’Connor.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, April 25, 2008 at 11:00 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $650 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and ban king services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	March 31,	March 31,
	2008	2007
ASSETS
Cash and Cash Equivalents	$ 16,811	$ 31,787
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	220,552	188,968
Securities Held to Maturity	5,460	9,992

Loans	387,971	336,263
Less: Allowance for Loan Losses	(3,122)	(2,571)
Loans, net	384,849	333,692
Premises and Equipment, net	18,394	18,376
Accrued Interest Receivable and Other Assets	8,547	7,256
Total Assets	$ 654,613	$ 590,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 205,231	$ 178,225
Savings, NOW and Money Market Deposits	278,691	299,693
Certificates of Deposit of $100,000 or More and Other Time Deposits	89,897	61,946
Total Deposits	573,819	539,864
Federal Funds Purchased and Repurchase Agreements	16,600	-
Other Liabilities and Accrued Expenses	10,240	3,882
Total Liabilities	600,659	543,746
Total Stockholders' Equity	53,954	46,325
Total Liabilities and Stockholders' Equity	$ 654,613	$ 590,071

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended March 31,
	2008	2007

Interest Income	$ 9,170	$ 8,544
Interest Expense	2,546	2,769
Net Interest Income	6,624	5,775
Provision for Loan Losses	200	45
Net Interest Income after Provision for Loan Losses	6,424	5,730
Other Non Interest Income	1,092	954
Title Fee Income	378	393
Net Security Losses	-	(101)
Total Non Interest Income	1,470	1,246
Salaries and Benefits	3,058	2,681
Other Non Interest Expense	1,931	1,799
Total Non Interest Expense	4,989	4,480
Income Before Income Taxes	2,905	2,496
Provision for Income Taxes	935	747
Net Income	$ 1,970	$ 1,749
Basic Earnings Per Share	$ 0.32	$ 0.29
Diluted Earnings Per Share	$ 0.32	$ 0.29
Weighted Average Common Shares	6,076	6,069
Weighted Average Common and Common Equivalent Shares	6,094	6,081